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                                                                    EXHIBIT 4.49

                          BUSINESS OPERATIONS AGREEMENT

This Business Operations Agreement (this "Agreement"), dated February 28, 2005 is entered into at Beijing by and among the following parties:

Party A:              KongZhong Information Technologies (Beijing) Co., Ltd.
Address:              Tengda Plaze, No.168 Xiwai Street, Haidian District,
                      Beijing
Legal Representative: Zhou Yunfan

Party B:              Beijing Wireless Interactive Network Technologies Co.,
                      Ltd.
Address:              E190, Jianli Hotel, No.B21 Jiu Xian Qiao Road, Chaoyang
                      District, Beijing
Legal Representative: Yang Yang

Party C:              Yang Yang
Address:              407, No. 397 Guang An Men Wai Avenue, Xuanwu District,
                      Beijing

Party D:              Wang Guijun
Address:              A17, An De Li North Street, Dongcheng District, Beijing

Party E:              Wu Linguang
Address:              159-204, No.3 Fei Xi Road, Shushan District, Hefei

WHEREAS:

1. Party A is a wholly foreign-owned enterprise incorporated in the People's Republic of China (the "PRC");

2. Party B, a wholly domestic-owned company with limited liabilities incorporated in the PRC, is approved by relevant government authorities to hold the business permit to engage in value-added telecommunications services;

3. A business relationship has been established between Party A and Party B by entering into Exclusive Technical Consulting and Services Agreement, under which Party B shall pay all incomes from main business operations to Party A, and subsequently the daily operation of Party B will have a material impact on its capacity to make payments to Party A.;

4. Party C, Party D and Party E are all shareholders of Party B (the "Shareholders of Party B"), which own 40%, 30% and 30% equity in Party B respectively.

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Party A, Party B, Party C, Party D and Party E, through friendly negotiation in the principle of equality and common interest, hereby jointly agree the following:

1.   NON-ACTION OBLIGATION

     In order to ensure Party B's performance of the agreements between Party A and Party B and all its obligations to Party A, the Shareholders of Party B hereby confirm and agree that, unless a prior written consent from Party A has been obtained, Party B will not conduct any transaction which, as determined by Party A, may materially affect its assets, obligations, rights, employees or the company's operation has been obtained, including but not limited to:

1.1  To conduct any business which is beyond normal business operations;

1.2  To borrow money or incur any debt from any third party;

1.3 To change or dismiss any directors or to replace any senior management officers;

1.4 To sell to or acquire from any third party any assets or rights exceeding RMB 200,000, including but not limited to any intellectual property rights;

1.5 To provide guarantee for any third party with its assets or intellectual property rights or to provide any other guarantee or to set any other rights against its assets;

1.6 To amend the Articles of Association of the company or to change its scope of business;

1.7  To change the normal business process or modify any material bylaws;

1.8  To assign rights and obligations under this Agreement to any third party.

2.   MANAGEMENT OF OPERATION AND ARRANGEMENTS OF HR

2.1 Party B together with the Shareholders of Party B hereby jointly agree to accept and strictly enforce the proposals in respect of the employment and dismissal of its employees, the daily business management and financial management, etc., provided by Party A from time to time.

2.2 Party B together with the Shareholders of Party B hereby jointly agree that the Shareholders of Party B shall only appoint candidates designated by Party A as the directors of Party B in accordance with the procedures regulated by laws and regulations and the Article of Association of the company, and ensure the chosen directors to elect the candidate recommended by Party A as President of Party B, and Party B shall appoint the candidates designated by Party A as Party B's General Manager, Chief


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     Financial Officer, and other senior officers.

2.3 If any of the above directors or officers quits or is dismissed by Party A, he or she will lose the qualification to undertake any positions in Party B and therefore the Shareholders of Party B shall appoint other nominees of Party A to assume such positions.

2.4 For the purpose of 2.3, the Shareholders of Party B shall take all necessary inside and outside procedures in accordance with the applicable law, Articles of Association of the Company and this Agreement to accomplish the above dismissal and engagement.

2.5 The Shareholders of Party B hereby agree, simultaneously with the execution of this Agreement, to sign Powers of Attorneys, pursuant to which the Shareholders of Party B will authorize personnel designated by Party A to exercise their shareholders' rights and their full voting rights as shareholders at Party B's shareholders' meetings. The Shareholders of Party B further agree to replace the authorized persons appointed in the above mentioned Power of Attorney at any time at the request of Party A.

3.   OTHER AGREEMENTS

3.1 In the event that any of the agreements between Party A and Party B terminates or expires, Party A is entitled to terminate all agreements between Party A and Party B including but not limited to the Exclusive Technical and Consulting Services Agreement.

3.2 Whereas the business relationship between Party A and Party B has been establishes through the Exclusive Technical Consulting and Services Agreement and other agreements, the daily business operations of Party B will have a material impact on its capacity to make the relevant payments to Party A. The Shareholders of Party B jointly agree that they will immediately and unconditionally pay or transfer to Party A any bonus, dividends or any other incomes or benefits (regardless of the forms) obtained from Party B as shareholders of Party B at the time such payables occur.

4.   ENTIRE AGREEMENT AND MODIFICATIONS

4.1 This Agreement together with all the other agreements and/or documents mentioned or explicitly included in this Agreement constitute the entire agreement concluded by the parties in respect of the matters in this Agreement and shall supersede all other prior oral and written agreements, contracts, understandings and communications among all the parties involving this matters.

4.2 Any amendment and supplement to this Agreement shall take effect only after it is executed by all Parties. The amendment and supplement duly executed shall be part of this Agreement and shall have the same legal effect as this Agreement.


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5.   GOVERNING LAW

     The execution, effect and performance of this Agreement and the resolution of disputes in respect of this Agreement shall be governed by and construed in accordance with the PRC laws.

6.   DISPUTE RESOLUTION

6.1 The parties shall strive to settle any dispute arising from the interpretation or performance of this Agreement through negotiation in good faith. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission ("CIETAC") for arbitration in accordance with the current rules of CIETAC. The arbitration proceedings shall take place in Beijing and shall be conducted in Chinese. The arbitration award shall be final and binding upon all parties.

6.2 Each Party shall continue to perform its obligations in good faith according to the provisions of this Agreement except for the matters in dispute.

7.   NOTICE

7.1 Notices for the purpose of exercising the rights and performing the obligations hereunder shall be in writing and be delivered by personal delivery, registered or mail or postage prepaid mail, recognized courier service or by facsimile transmission to the address of the relevant party or parties set forth below.

     PARTY A:   KONGZHONG INFORMATION TECHNOLOGIES (BEIJING) CO., LTD.
     Address:   Tengda Plaze, No.168 Xiwai Street, Haidian District, Beijing
     Fax:       +86 10 88575900
     Tele:      +86 10 88576000
     Addressee: Zhou Yunfang

     PARTY B:   BEIJING WIRELESS INTERACTIVE NETWORK TECHNOLOGIES CO., LTD.
     Address:   E190, Jianli Hotel, No.B21Jiu Xian Qiao Road, Chaoyang District,
                Beijing
     Fax:       +86 10 88575900
     Tele:      +86 10 88576000
     Addressee: Yang Yang

     PARTY C:   YANG YANG
     Address:   407, No. 397 Guang An Men Wai Avenue, Xuanwu District, Beijing
     Fax:       +86 10 88575900


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     Tele:      +86 10 88576000

     PARTY D:   WANG GUIJUN
     Address:   A17, An De Li North Street, Dongcheng District, Beijing
     Fax:       +86 10 88575900
     Tele:      +86 10 88576000

     PARTY E:   WU LINGUANG
     Address:   159-204, No.3 Fei Xi Road, Shushan District, Hefei
     Fax:       +86 10 88575900
     Tele:      +86 10 88576000

8.   EFFECT, TERM AND OTHER ABOUT THIS AGREEMENT

8.1 Any written consent, suggestion, appointment or other decisions which have material effects on Party B's daily business operations involved in this Agreement shall be adopted by the board of directors of Party A.

8.2 This Agreement will take effect upon execution by duly authorized representatives of all parties and the term of this Agreement will last until Party A is dissolved according to the PRC laws.

8.3 Party B and the Shareholders of Party B shall not terminate this Agreement within the term of this Agreement while Party A is entitled to terminate this Agreement at any time by issuing a written notice to Party B and the Shareholders of Party B 30 days prior to the termination.

8.4 In case any term or provision of this Agreement is regarded as illegal or can not be performed in accordance with the applicable law, it shall be deemed to be deleted from this Agreement and be null and void, and this Agreement shall be treated as without it from the very beginning. However, the rest of the provisions will remain effective. The parties shall replace the deleted provisions with lawful, effective and mutually acceptable ones through negotiations.

8.5 Any non-exercise of any rights, powers or privileges hereunder shall not be deemed as a waiver thereof. Any single or partial exercise of such rights, powers or privileges shall not exclude one party from exercising any other rights, powers or privileges.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by duly authorized representatives as of the Effective Date first written above.


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PARTY A: KONGZHONG INFORMATION TECHNOLOGIES (BEIJING) CO., LTD.

Authorized Representative: _________________________

PARTY B: BEIJING WIRELESS INTERACTIVE NETWORK TECHNOLOGIES CO., LTD.

Authorized Representative: __________________________

PARTY C: YANG YANG


Signature:
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PARTY D: WANG GUIJUN


Signature:
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PARTY E: WU LINGUANG


Signature:
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